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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
PERFORMANCE INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MISCELLANEOUS
APPENDIX A
WHITING PETROLEUM CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2005

To the Stockholders of Whiting Petroleum Corporation:
      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 10, 2005, at 9:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, for the following purposes:

(1) to elect two directors to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified;

(2) to ratify the appointment of Deloitte & Touche LLP as independent auditors; and

(3) to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The close of business on March 16, 2005 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.
      A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary
Denver, Colorado
April 1, 2005
Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board of Directors, sign exactly as your name appears thereon and return immediately.

WHITING PETROLEUM CORPORATION
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2005

       This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Whiting Petroleum Corporation beginning on or about April 1, 2005 in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Tuesday, May 10, 2005, at 9:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.
      Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.
      A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two nominees for election as directors referred to in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of two directors and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting.
      Only holders of record of our common stock at the close of business on March 16, 2005 are entitled to vote at the Annual Meeting. On that date, 29,793,676 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote per share.
ELECTION OF DIRECTORS
      Our certificate of incorporation and By-Laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees in this proxy statement. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

      The following sets forth certain information, as of March 16, 2005, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.
Nominees for Election at the Annual Meeting

Terms to expire at the 2005 Annual Meeting
      Kenneth R. Whiting, 78, has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in 1980. He was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception until 1993, when he was appointed Vice President of International Business for IES Diversified. From 1978 to late 1979, he served as President of Webb Resources, Inc. He has many years of experience in the oil and natural gas industry, including his position as Executive Vice President of Ladd Petroleum Corporation. He was a partner and associate with Holme Roberts & Owen, Attorneys at Law. Mr. Whiting received his Bachelor’s Degree in business from the University of Colorado and his J.D. from the University of Denver.
      Palmer L. Moe, 61, has served as a director of Whiting Petroleum Corporation since October 2004. He is Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe is a certified public accountant and was a partner of Arthur Andersen & Co. in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation. He received his Bachelor’s Degree in accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology. Mr. Moe was recommended to our Nominating and Governance Committee by one of our independent directors.
The Board recommends the foregoing nominees for election as directors for terms expiring at the 2008 Annual Meeting and urges each stockholder to vote “for” such nominees. Shares of common stock represented by executed but unmarked proxies will be voted “for” such nominees.
Directors Continuing in Office

Terms expiring at the 2006 Annual Meeting
      Graydon D. Hubbard, 71, has served as a director of Whiting Petroleum Corporation since September 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a company engaged in the business of designing, manufacturing and selling motion control products. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado.
      James J. Volker, 58, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director of Whiting Oil and Gas Corporation in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering.

Terms expiring at the 2007 Annual Meeting
      Thomas L. Aller, 56, has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since 1997. Mr. Aller has served as Senior Vice President — Energy Delivery of Alliant Energy Corporation and President of Interstate Power and Light Company since January 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since April 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since September 2003. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa.
      J.B. Ladd, 81, has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in 1980. He is an independent oil and natural gas operator with offices in Los Angeles, California and Denver, Colorado. He has over 50 years of experience in the oil and natural gas industry working for Texaco and Consolidated Oil and Gas, Inc. and as an independent oil and natural gas operator. He founded Ladd Petroleum Corporation in 1968, which was merged into Utah International in 1973 and merged into General Electric Company in 1976. Mr. Ladd received a degree in petroleum engineering from the University of Kansas.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Board has adopted Corporate Governance Guidelines that are available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.
Code of Business Conduct and Ethics
      The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.
Independence of Directors
      Of the six directors currently serving on the Board, the Board has determined that each of Messrs. Hubbard, Ladd, Moe and Whiting has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are attached as Appendix A to this proxy statement. In making its determination of independence, the Board found that each of Messrs. Hubbard, Ladd, Moe and Whiting met these standards.
Board Committees
      The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.
      The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditors and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent auditors and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Hubbard (Chairperson), Ladd and Moe, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Hubbard qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. The Audit Committee held four meetings in 2004.

      The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the chief executive officer) and directors and our executive officer and director compensation plans, policies and programs. The Compensation Committee is presently comprised of Messrs. Hubbard (Chairperson), Ladd and Whiting, each of whom is an independent director under New York Stock Exchange listing standards. The Compensation Committee held three meetings in 2004.
      The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporation governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is presently comprised of Messrs. Hubbard, Moe and Whiting (Chairperson), each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held two meetings in 2004.
      In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
      The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate

Secretary not less than 60 days or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders.
Presiding Director
      A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The role of the presiding director rotates among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee.
Communication with Directors
      Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.
Meetings and Attendance
      The Board held thirteen meetings in 2004. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2004 annual meeting of stockholders.
Director Compensation
      Directors who are our employees receive no compensation for service as members of either the Board or Board committees. During 2004, non-employee directors were compensated as follows:

		Committee Service

				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$20,000
Restricted Stock, vesting over three years	$30,000
Committee Chair		$12,000	$5,000	$5,000
Committee Member		$2,500	$1,000	$1,000
Meeting Fee	$1,500	$1,500	$1,000	$1,000
      In addition, Mr. Whiting receives payments under our Production Participation Plan with respect to his vested plan interests relating to his employment with us from 1980 to 1993. Mr. Whiting was paid $31,175 under the Production Participation Plan for 2004. Prior to the sale of all of our remaining common stock that was owned by Alliant Energy Corporation, our former parent company, in November 2004, Mr. Aller received no compensation for his service on the Board because of his employment status with Alliant.

      Effective February 24, 2005, non-employee director compensation is as follows:

		Committee Service

				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$30,000
Restricted Stock, three year vesting	1,500 shares
Committee Chair		$16,000	$10,000	$8,000
Committee Member		$3,000	$1,500	$1,000
Meeting Fee	$1,500	$1,500	$1,000	$1,000
Telephonic meetings over one hour	$1,500	$1,500	$1,000	$1,000
Telephonic meetings of one hour or less	$ 750	$750	$500	$500
PRINCIPAL STOCKHOLDERS
Certain Beneficial Owners
      The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of						Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class

Neuberger Berman, Inc.	1,748,750	—	—	2,163,450	2,163,450	7.3%
605 Third Avenue
New York, NY 10158
T. Rowe Price Associates, Inc.(1)	626,300	—	2,069,400	—	2,069,400	6.9%
100 E. Pratt Street
Baltimore, MD 21202
Third Avenue Management LLC	1,824,450	—	1,837,075	—	1,837,075	6.2%
622 Third Avenue
New York, NY 10017
Wellington Management Company LLP	—	1,312,110	—	1,511,680	1,532,780	5.1%
75 State Street
Boston, MA 02109

(1)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of such securities; however, T. Rowe Price Associates, Inc. has expressly disclaimed beneficial ownership of such securities.

Management and Directors
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 16, 2005 by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned.

	Shares of	Percent of
	Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

James J. Volker	70,887	*
Thomas L. Aller	4,345	*
Graydon D. Hubbard	8,892	*
J. B. Ladd	63,045	*
Palmer L. Moe	2,500	*
Kenneth R. Whiting	3,045	*
D. Sherwin Artus	30,828	*
John R. Hazlett(1)	24,368	*
James R. Casperson(2)	27,760	*
Mark R. Williams	29,724	*
All directors, nominees and executive officers as a group (16 persons)	367,559	1.2%

*	Denotes less than 1%.

(1)	Mr. Hazlett retired effective January 1, 2005 and his listed share total is as of that date less 7,724 unvested shares of restricted stock which were forfeited upon retirement.

(2)	Mr. Casperson resigned effective March 1, 2005 and his listed share total is as of that date less 6,865 unvested shares of restricted stock which were forfeited upon resignation.

EXECUTIVE COMPENSATION
Summary Compensation Information
      The following table sets forth certain information concerning the compensation earned each of the last three fiscal years by our Chief Executive Officer and each of four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in the fiscal year ended December 31, 2004. The persons named in the table are sometimes referred to herein as the “named executive officers.”
Summary Compensation Table

		Annual		Long Term
		Compensation(1)		Compensation

				Restricted	All Other
		Salary	Bonus	Stock Awards	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)

James J. Volker	2004	342,488	309,683	650,340	0
Chairman, President and	2003	168,713	262,792	0	659,044
Chief Executive Officer	2002	165,000	205,041	0	0

D. Sherwin Artus	2004	105,000	277,351	162,590	13,000
Senior Vice President	2003	102,250	183,211	0	680,044
	2002	100,000	156,641	0	11,000

James R. Casperson(5)	2004	177,391	181,062	216,773	11,004
Vice President, Finance and	2003	139,565	97,712	0	669,061
Chief Financial Officer	2002	134,125	78,370	0	11,000

Mark R. Williams	2004	113,847	239,213	162,590	13,000
Vice President,	2003	95,406	150,672	0	626,041
Exploration and Development	2002	91,510	124,819	0	11,000

John R. Hazlett(6)	2004	119,200	226,972	162,590	163,000
Vice President,	2003	115,952	139,133	0	653,042
Acquisitions and Land	2002	112,050	114,941	0	11,000

(1)	Certain personal benefits provided to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.

(2)	Except for incentive bonuses to Mr. Volker of $76,000 for 2003 and $54,788 for 2002, all amounts presented under the Bonus column were paid under our Production Participation Plan, which is allocated a specific percentage of net income with respect to certain oil and natural gas wells.

(3)	These amounts are the dollar value of restricted stock awards under our 2003 Equity Incentive Plan with the common stock valued at the grant date price of $21.05 per share. Messrs. Volker, Artus, Casperson, Williams and Hazlett, received 30,895, 7,724, 10,298, 7,724 and 7,724, shares, respectively, on February 23, 2004 which vest in three equal increments on each anniversary of the grant date. The value of such shares at the closing market price on December 31, 2004 of $30.25 per share was $934,574, $233,651, $311,515, $233,651 and $233,651, respectively. Dividends are payable on these restricted shares; however, we have not historically paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. As a result of Mr. Hazlett’s retirement effective January 1, 2005, prior to the vesting of any of his shares of restricted stock, all of his 10,298 shares were forfeited. As a result of Mr. Casperson’s resignation effective March 1, 2005, 6,865 shares of his restricted stock that had not vested were forfeited.

(4)	These amounts for 2004 are matching contributions by us under our 401(k) Employee Savings Plan, other than Mr. Hazlett who received an additional $150,000 as a retirement bonus upon his retirement effective January 1, 2005. These amounts for 2003 consist of (i) matching contributions of $12,000 by us under our 401(k) Plan to each of the named executive officers other than Mr. Volker, who received no matching contribution, and Mr. Casperson, who received a matching contribution of $1,017 and (ii) payments valued at $659,044 to Mr. Volker, $668,044 to Mr. Artus, $668,044 to Mr. Casperson, $614,041 to Mr. Williams and $641,042 to Mr. Hazlett pursuant to our Phantom Equity Plan in connection with our initial public offering in November 2003. After withholding for taxes, these payments were made in the form of shares of our common stock resulting in the issuance of 25,052 shares to Mr. Volker, 25,394 shares to Mr. Artus, 25,394 shares to Mr. Casperson, 23,341 shares to Mr. Williams and 24,368 shares to Mr. Hazlett. The Phantom Equity Plan terminated after the issuance of such shares. These amounts for 2002 are matching contributions by us under our 401(k) Plan.

(5)	Mr. Casperson resigned effective March 1, 2005.

(6)	Mr. Hazlett retired effective January 1, 2005.

Compensation Committee Interlocks and Insider Participation
      During 2004, Graydon D. Hubbard, J. B. Ladd and Kenneth R. Whiting served on the Compensation Committee of our Board. Mr. Whiting was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception in 1980 until 1993. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

PERFORMANCE INFORMATION
      We completed our initial public offering in November 2003. Our common stock began trading on the New York Stock Exchange on November 20, 2003. The following graph compares on a cumulative basis changes since November 20, 2003 in (a) the total stockholder return on our common stock with (b) the total return on the Standard & Poor’s Composite 500 Index and (c) the total return on the Dow Jones US Oil Companies, Secondary Index. Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on November 20, 2003 in our common stock, the Standard & Poor’s Composite 500 Index and the Dow Jones US Oil Companies, Secondary Index.

	11/20/03	12/31/03	12/31/04

Whiting Petroleum Corporation	$100	$113	$186
Standard & Poor’s Composite 500 Index	$100	$108	$120
Dow Jones US Oil Companies, Secondary Index	$100	$114	$160

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      As members of the Compensation Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Compensation Committee charter. We have developed a task matrix to help assure compliance with the charter and control timing of our work.
      The Company’s executive compensation program is designed to promote a strong, direct relationship between compensation and performance achievements (on both a company and an individual level) to reward superior corporate performance and to recognize individual initiative and accomplishment. The Company’s overall compensation strategy includes specific compensation plans that are intended to foster the creation of long-term stockholder value and the successful execution of business plans. Other objectives of this strategy include making executive compensation generally competitive and having a significant portion of total compensation contingent upon Company and individual performance.
      In our 2004 reviews of executive compensation, we considered the Company’s compensation philosophy, the analyses and recommendations of management, and the Company’s performance in executing a number of large acquisitions while maintaining a well-balanced financial structure through the successful completion of debt and equity offerings. We also considered other Company achievements in the areas of return on equity, return on capitalization, annual reserve and production increases, production replacement ratios, unit costs of finding, developing and acquiring oil and gas reserves, stock price appreciation, and the Company’s performance in these and other areas compared to a peer group of companies.
      The key elements of the Company’s executive compensation program consist of base salary, awards under the Production Participation Plan and awards under the Equity Incentive Plan.
      Base Salary. Base salaries are determined by evaluating the responsibilities of the position, the experience and contributions of the individual and the salaries for comparable positions in the competitive marketplace. We concluded that base salaries for 2004 should be adjusted so that total annual compensation, including payments under the Production Participation Plan (discussed below), is more in line with peer group medians reported by the Company’s compensation consultant, KPMG, and we approved salary increases accordingly.
      Production Participation Plan. Adopted in 1981, the Company’s Production Participation Plan is imbedded in the Company’s history and culture. It has been an important component of the Company’s strategy for recruiting capable employees and officers, rewarding their performance and encouraging them to remain with the Company. Viewed primarily as an annual incentive plan, it has also provided long-term incentives and retirement benefits similar to a variable annuity. Each year, after reviewing management recommendations, the Board allocates on a discretionary basis (but does not legally convey) interests in oil and natural gas wells acquired or developed during the year to the plan. Once allocated to plan participants, the interests are fixed and generally vest ratably at 20% per year over five years. For plan years prior to 2004, forfeitures are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to the Company. The Company’s executive officers were awarded 1/3 of the 2.5% interest in 2004 wells allocated to the Production Participation Plan. Well acquisition and development costs attributable to the executive officer awards were approximately $5 million.
      Equity Incentive Plan. The Company adopted an Equity Incentive Plan in 2003, and in February 2004, we approved initial restricted stock grants under the plan for executives and non-employee directors, with the shares vesting ratably over three years. In recommending these grants, we considered, in addition to performance measures previously discussed, individual responsibilities and executive efforts and performance in relation to business plans and forecasts. We also considered customary business practices, long-term incentives provided to other executives in similar peer company positions, the Company’s need to retain qualified officers and directors in a rapidly expanding industry, market performance of the Company’s common stock, and the benefits expected from aligning executive and shareholder interests.
      Chief Executive Officer (James J. Volker) Compensation. In establishing Mr. Volker’s 2004 compensation, we considered Company performance measures discussed above and Mr. Volker’s specific performance in guiding the Company through a period of rapid expansion and in managing many of the Company’s external as well as internal relationships. In April 2004, we increased Mr. Volker’s annual base salary from $169,950 to $400,000. Mr. Volker was awarded 5.3% of the 2.5% interest in 2004 wells allocated to the Production Participation Plan. Well acquisition and development costs attributable to Mr. Volker’s award were approximately $800,000. We also approved a restricted stock grant of 30,895 shares of our common stock to Mr. Volker under the Equity Incentive Plan, which vests in three equal increments on each anniversary of the grant date.
      Section 162(m) Limitation. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid to the named executive officers to $1,000,000, subject to several exceptions. We intend to use our best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions, except in limited appropriate circumstances.
      Conclusion. We believe the Company’s executive compensation program provides compensation for executive officers that is competitive with that offered by peer companies and also aligns the interests of executive management with the interests of our stockholders toward a successful future for Whiting Petroleum Corporation.

COMPENSATION COMMITTEE

Graydon D. Hubbard, Chairperson
J. B. Ladd
Kenneth R. Whiting
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent auditors for 2005. The Board of Directors recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent auditors, to audit our financial statements for 2005. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent auditors for 2005.
      If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditing firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.
The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. Shares of our common stock represented by executed but unmarked proxies will be voted “for” ratification of the appointment of Deloitte & Touche LLP.
      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

      The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2004 and 2003 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods.

	2004	2003

Audit Fees	$868,486	$197,550
Audit-Related Fees(1)	116,000	—
Tax Fees(2)	105,975	41,691
All Other Fees	—	—

Total Fees	$1,090,461	$239,241

(1)	For audit services regarding property acquisitions and our 401(k) plan.

(2)	For 2004, services consisted of preparation of corporate and partnership tax returns, state property tax filings and consulting on the tax sharing agreement with our former parent company. The 2003 amount consisted of preparation of partnership and state property tax filings.
Fees for services of Deloitte & Touche LLP in connection with our initial public offering in 2003 were paid for by our former parent company, Alliant Energy Corporation.
      The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.
      The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved, which is accompanied by detailed back-up information regarding the specific services to be provided. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
      As members of the Audit Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Audit Committee charter. Regulatory requirements applicable to audit committees are extensive, and we have developed a task matrix to help assure compliance with the charter and related regulations and to control timing of our work. In addition, we monitor published information related to audit committee best practices.
      We have completed all charter tasks scheduled to be performed in 2004 prior to year-end, and we have completed all charter tasks scheduled to be performed in 2005 prior to the end of the first quarter. Our work included, among other procedures, the following:

•	We pre-approved audit and permitted non-audit services of the Company’s independent auditors.

•	We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The independent auditors provided us with the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

•	Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s December 31, 2004, audited financial statements, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•	We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

•	During the year, we monitored the Company’s progress in its initial assessment of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act. We reviewed and discussed with management and the independent auditors Management’s Annual Report on Internal Control Over Financial Reporting and the related audit report. No material weaknesses were identified or reported.

•	We studied the earnings guidance practices of a peer group of companies in the oil and natural gas exploration, exploitation and production business and reviewed the Company’s guidance for 2005.

AUDIT COMMITTEE

Graydon D. Hubbard, Chairperson
J. B. Ladd
Palmer L. Moe
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2004, all of our directors and executive officers complied with the Section 16(a) filing requirements.

MISCELLANEOUS
Stockholder Proposals
      Proposals which stockholders intend to present at and have included in our proxy statement for the 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be received at our offices by the close of business on December 2, 2005. In addition, a stockholder who otherwise intends to present business at the 2006 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not less than 60 days and not more than 90 days prior to the anniversary date of the 2005 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2006 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between February 9, 2006 and March 11, 2006, then the notice will be considered untimely and we will not be required to present such proposal at the 2006 annual meeting. If the Board chooses to present such proposal at the 2006 annual meeting, then the persons named in proxies solicited by the Board for the 2006 annual meeting may exercise discretionary voting power with respect to such proposal.
Other Matters
      The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.
      Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling or writing Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary
April 1, 2005

APPENDIX A
      The Board of Directors has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

1.	A family member of the director is or was an employee (other than an executive officer) of the Company.

2.	A director, or a family member of the director, has received less than $100,000 during each twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company). Compensation received by (a) a director for former service as an interim Chairperson, Chief Executive Officer or other executive officer of the Company or (b) a family member of the director for service as an employee of the Company (other than an executive officer) need not be considered.

3.	A director or a family member of a director is or was affiliated with or employed by a firm that is the Company’s internal or external auditor, so long as (a) the director or the family member is not a current partner of a firm that is the Company’s internal or external auditor; (b) the director is not a current employee of such a firm; (c) the family member is not a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) the director or the family member, if he or she was within the past three years (but is no longer) a partner or employee of such a firm, did not personally work on the Company’s audit within that time.

4.	A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee of, or has any other relationship (including through a family member) with, another company (including any tax exempt organization), that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. This test applies solely to the financial relationship between the Company and the director’s (or family member’s) current employer. Former employment of the director or family member need not be considered.

6.	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s discretionary contributions in any of the last three fiscal years do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

7.	In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.
      For relationships not covered by the guidelines above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in above.

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Mark this box with an X if you have made changes to your name or address details above.

The Board of Directors recommends a vote FOR the nominees listed in Item 1 and a vote FOR Item 2.

1.	ELECTION OF DIRECTORS (for terms expiring at the 2007 Annual Meeting and until their successors are duly elected and qualified).
For Withhold
01-Kenneth R. Whiting 02-Palmer L. Moe

For Against Abstain
2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please check this box if you plan to attend the Annual Meeting. Number of persons attending:
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Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

1 U P X H H H P P P P 005103

2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 10, 2005, at 9:00 A.M., local time, at the John D. Hershner Room in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 16, 2005 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY